Exhibit 10.30

First Amendment to the Career Education Corporation

2008 Incentive Compensation Plan

FIRST AMENDMENT TO THE

CAREER EDUCATION CORPORATION

2008 INCENTIVE COMPENSATION PLAN

WHEREAS, Career Education Corporation (the “Company”) has established and maintains the Career Education Corporation 2008 Incentive Compensation Plan, effective as of May 13, 2008 (the “Plan”);

WHEREAS, Section 15.1 of the Plan reserves to the Board (unless otherwise stated in this Amendment, capitalized terms used herein shall have the meaning ascribed to such terms in the Plan) the right to amend the Plan; and

WHEREAS, effective as of January 1, 2009, the Board desires to amend the Plan as provided herein.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the power and authority reserved to the Board by Section 15.1 of the Plan, effective as of January 1, 2009 the Plan be and hereby is amended in the following manner:

I.	Section 5.3(d) of the Plan is amended in its entirety to read as follows:

(d)

Waiver by Committee. Notwithstanding the foregoing provisions of this Section 5.3, the Committee may in its sole discretion as to all or part of any Award as to any Grantee, at the time the Award is granted or thereafter, determine that Awards shall become exercisable or vested during employment or service or upon a Termination of Service, determine that Awards shall continue to become exercisable or vested in full or in installments after Termination of Service, extend the period for exercise of Options or SARs following Termination of Service (but not beyond the original Term), or provide that any Award shall in whole or in part not be forfeited upon such Termination of Service. Notwithstanding the preceding sentence, the Committee shall not have the authority under this Section 5.3(d) to (i) take any action with respect to an Award to the extent that such action would cause an Award that is not intended to be deferred compensation subject to Code Section 409A to be subject thereto (or if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A), or (ii) accelerate, vest or waive Restrictions with respect to any Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock, Performance Units payable in Shares, or Annual Incentive Awards payable in Shares, except for accelerations, vesting or waivers (A) that (exclusive of the accelerations, vesting and waivers permitted pursuant to clauses (B) and (C) below) do not, in the aggregate, exceed five percent (5%) of the

Available Shares under the Plan (as such number may be adjusted or increased from time to time pursuant to the Plan), (B) that occur in connection with a Change in Control, or (C) that occur, with a respect to any Grantee, in connection with the death, Retirement or Disability of such Grantee.

II.	Section 8.4 of the Plan is amended in its entirety to read as follows:

8.4	Vesting. Shares subject to a Restricted Stock Award shall become vested as specified in the applicable Award Agreement (thereafter being referred to as “Unrestricted Stock”). For purposes of calculating the number of Shares of Restricted Stock that become Unrestricted Stock as set forth above, Share amounts shall be rounded to the nearest whole Share amount. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, (a) in the case of a Restricted Stock Award which is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary (including a division or business unit of the Company or a Subsidiary), the Restrictions shall last for no less than one (1) year, or (b) in the case of a Restricted Stock Award which is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the restrictions for all or any part of such Award.

III.	Section 9.2 of the Plan is amended by adding the following to the end thereof:

Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, (a) in the case of a Restricted Stock Unit which is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary (including a division or business unit of the Company or a Subsidiary), the Restrictions shall last for no less than one (1) year, or (b) in the case of a Restricted Stock Unit which is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the restrictions for all or any part of such Award.

IV.	Section 10.2 is amended by adding the following to the end thereof:

Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, (a) in the case of a grant of Deferred Stock which is conditioned upon the attainment of specified performance goals by the Grantee with the Company or a Subsidiary

(including a division or business unit of the Company or a Subsidiary), the Restrictions shall last for no less than one (1) year, or (b) in the case of a grant of Deferred Stock which is conditioned solely upon the continuous employment by the Grantee with the Company or a Subsidiary, the Restrictions shall last for no less than three (3) years. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year and three-year period of Restrictions, as applicable, the Committee may not waive the restrictions for all or any part of such Award. The mandated one-year and three-year period of Restrictions, as applicable, shall not apply with respect to (i) Deferred Stock acquired upon the lapse of Restrictions on Restricted Stock or Restricted Stock Units, or (ii) Deferred Stock purchased using deferrals of salary or bonus payments.

V.	Section 11.1 amended by adding the following to the end thereof:

Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, in the case of a Performance Unit Award payable in Shares, the Restrictions shall last for no less than one (1) year. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year period of Restrictions the Committee may not waive the restrictions for all or any part of such Award.

VI.	Section 12.1 amended by adding the following to the end thereof:

Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, in the case of an Annual Incentive Award payable in Shares, the Restrictions shall last for no less than one (1) year. Except as otherwise provided pursuant to Sections 5.3(b), 5.3(d) and 13, during the mandated one-year period of Restrictions the Committee may not waive the restrictions for all or any part of such Award. The mandated one-year period of Restrictions shall not apply to a Grantee who, during a Performance Period, first becomes eligible for an Annual Incentive Award as a result of being hired, transferred or promoted into a position which causes such Grantee to be eligible for such Annual Incentive Award.

VII.	Except as provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this amendment to be executed effective as of January 1, 2009.

CAREER EDUCATION CORPORATION

By:

Name:

Its: